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                                                                    EXHIBIT 10.7

                                     FORM OF
                    SECURITY SAVINGS ASSOCIATION OF HAZLETON
                      EMPLOYEE SEVERANCE COMPENSATION PLAN

                                  PLAN PURPOSE

      The purpose of the Security Savings Association of Hazleton Employee Severance Compensation Plan (the "Plan") is to assure for Security Savings Association of Hazleton (the "Association") the services of Employees of the Association in the event of a Change in Control (capitalized terms are defined in Section 2.1) of Security of Pennsylvania Financial Corp. (the "Holding Company") or the Association. The benefits contemplated by the Plan recognize the value to the Association of the services and contributions of the Employees of the Association and the effect upon the Association resulting from the uncertainties of continued employment, reduced employee benefits, management changes and relocations that may arise in the event of a Change in Control of the Association or the Holding Company. The Association's and the Holding Company's Boards of Directors believe that it is in the best interests of the Association and the Holding Company to provide Employees of the Association who have been with the Association for a minimum of __________ (years/months) with such benefits in order to defray the costs and changes in employment status that could follow a Change in Control. The Boards of Directors believe that the Plan will also aid the Association in attracting and retaining highly qualified individuals who are essential to its success and the Plan's assurance of fair treatment of the Association's Employees will reduce the distractions and other adverse effects on Employees' performance in the event of a Change in Control.

                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

      1.1   Establishment of Plan

      As of the Effective Date, the Association hereby establishes an employee severance compensation plan to be known as the "Security Savings Association of Hazelton Employee Severance Compensation Plan."

      1.2   Applicability of Plan

      The benefits provided by this Plan shall be available to all Employees of the Association, who, at or after the Effective Date, meet the eligibility requirements of Article III, except for those executive officers who have entered into, or who enter into in the future, and continue to be subject to an employment or change in control agreement with the Employer.

      1.3   Contractual Right to Benefits

      This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer.





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                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

      2.1   Definitions

      Whenever used in the Plan, the following terms shall have the meanings set forth below:

      (a) "Annual Compensation" of a Participant means and includes all wages, salary, bonus, and other cash compensation, if any, paid or accrued by an Employer as consideration for the Participant's service during the 12 months ended the date as of which Annual Compensation is to be determined, which is or would be includable in the gross income of the Participant receiving the same for federal income tax purposes.

      (b) "Association" means Security Savings Association of Hazleton or any successor of the Association as provided for in Article VII hereof.

      (c) "Change in Control" shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Association or the Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act or the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency) as in effect on the date hereof (provided that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Association or the Holding Company representing 20% or more of the Association's or the Holding Company's outstanding securities except for any securities of the Association purchased by the Holding Company in connection with the conversion of the Association to the stock form and any securities purchased by any tax qualified employee benefit plan of the Association; or (B) individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Holding Company or similar transaction occurs in which the Association or Holding Company is not the resulting entity.

      (d) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him.


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Additionally, a medical doctor selected or approved by the Board of Directors must advise the Board that it is either not possible to determine if or when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said employees lifetime.

      (e) "Effective Date" means the date the Plan is approved by the Board of Directors of the Association, or such other date as the Board of Directors of the Association shall designate in its resolution approving the Plan.

      (f) "Employee" means any employee of the Association or any subsidiary of the Association or any parent of the Association who has completed at least _________ (months/years) of service with the Association; provided, however, that any employee who is covered or hereinafter becomes covered by an employment contract or change in control agreement with the Employer shall not be considered to be an "Employee" for purposes of this Plan.

      (g) "Expiration Date" means the date ten (10) years from the Effective Date, unless the Plan is earlier terminated pursuant to Section 8.2 of the Plan or unless the Plan is extended pursuant to Section 8.1 of the Plan.

      (h) "Employer" means the Association or a subsidiary of the Association or a parent of the Association which has adopted the Plan pursuant to Article VI hereof.

      (i) "Termination for Cause" shall include termination because of a Participant's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or violation of any final cease-and desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

      (j) "Leave of Absence" and "LOA" mean the taking of an authorized or approved leave of absence under the provisions of (i) the federal Family and Medical Leave Act ("FMLA"), (ii) any state law providing qualitatively similar benefits as the FMLA, or (iii) a leave of absence authorized under the policies of the Association. "Leave of Absence" and "LOA" are defined in this paragraph for the exclusive purposes of this Plan.

      (k) "Payment" means the payment of severance compensation as provided for in Article IV hereof.

      (l) "Participant" means an Employee who meets the eligibility requirements of Article III.

      (m) "Plan" means this Security Savings Association of Hazleton Employee Severance Compensation Plan.



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      (n) "_________ of Service" means a consecutive ________ period, beginning with an Employee's date of hire in which an Employee is credited with at least one hour of service in each of the _____ calendar (months/years) in such period. The taking of a LOA shall not eliminate a period of time from the calculation of __________ of Service if such period of time otherwise qualifies as such. Further if a particular _________ period of time would not otherwise qualify under the Plan as __________ of Service because one hour of service is not credited during each (month/year) of such period due to the taking of a LOA, then such period of time shall be deemed to be __________ of Service for all other purposes of this Plan.

      2.2   Applicable Law

      The laws of the State of Pennsylvania shall be the controlling law in all matters relating to the Plan to the extent not preempted by Federal law.

      2.3   Severability

      If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE III
                                   ELIGIBILITY

      3.1   Participation

      The term Participant shall include all Employees of the Employer who have completed __________ of Service with the Employer at the time of any termination pursuant to Section 4.2 of the Plan. Notwithstanding the foregoing, persons who have entered into and continue to be covered by an employment contract or change in control agreement with the Employer shall not be entitled to participate in this Plan.

      3.2   Duration of Participation

      A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee of an Employer, unless such Participant is entitled to a Payment as provided in the Plan. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.



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                                   ARTICLE IV
                                    PAYMENTS

      4.1   Right to Payment

      A Participant shall be entitled to receive from his respective Employer a Payment in the amount provided in Section 4.3 of the Plan if there has been a Change in Control of the Association or the Holding Company and if, within one
(1) year thereafter, the Participant's employment with an Employer shall terminate for any reason specified in Section 4.2 of the Plan, whether the termination is voluntary or involuntary. A Participant shall not be entitled to a Payment if termination of employment occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section
4.2 of the Plan, Disability, or as a result of Termination for Cause.

      4.2   Reasons for Termination

      Following a Change in Control, a Participant shall be entitled to a Payment if employment by an Employer is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

            (a) The Employer reduces the Participant's base salary or rate of compensation as in effect immediately prior to the Change in Control.

            (b) The Employer materially changes the Participant's function, duties or responsibilities which would cause the Participant's position to be one of lesser responsibility, importance or scope with the Employer than immediately prior to the Change in Control.

            (c) The Employer requires the Participant to change the location of the Participant's job or office, so that such Participant will be based at a location more than thirty (30) miles from the location of the Participant's job or office immediately prior to the Change in Control, provided that such new location is not closer to the Participant's home.

            (d) The Employer materially reduces the benefits and perquisites available to the Participant immediately prior to the Change in Control; provided, however, that a material reduction in benefits and perquisites generally provided to all Employees of the Employer on a nondiscriminatory basis would not trigger a payment pursuant to this Plan.

            (e) A successor to the Employer fails or refuses to assume the Employer's obligations under this Plan, as required by Article VII.

            (f) The Employer or any successor to the Employer breaches any other provisions of this Plan.

            (g) The Employer terminates the employment of a Participant at or after a Change in Control other than for Termination for Cause.


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      4.3   Amount of Payment

            (a) Each Participant entitled to a Payment under this Plan shall receive from the Association, a lump sum cash payment equal to __________ of his Annual Compensation for each year of service up to a maximum of ___% of such Annual Compensation.

            (b) Notwithstanding the provisions of paragraph (a) above, if a Payment to a Participant who is a "Disqualified Individual" shall be in an amount which includes an "Excess Parachute Payment," the Payment hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms "Disqualified Individual" and "Excess Parachute Payment" shall have the same meanings as under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

      The Participant shall not be required to mitigate damages on the amount of a Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.

      4.4   Time of Payment

      The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty (20) business days after the termination of the Participant's employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant's named beneficiary, if living, otherwise to the personal representative on behalf of or for the benefit of the Participant's estate.


                                    ARTICLE V
                    OTHER RIGHTS AND BENEFITS NOT AFFECTED

      5.1   Other Benefits

      Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

      5.2   Employment Status

      This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Employer's policies regarding termination of employment.


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                                   ARTICLE VI
                             PARTICIPATING EMPLOYERS

      6.1 Upon approval by the Board of Directors of the Association, this Plan may be adopted by any "Subsidiary" or "Parent" of the Association. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary or Parent. The term "Subsidiary" means any corporation in which the Association, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term "Parent" means any corporation which holds a majority of the voting power of the Association's outstanding shares of capital stock.

                                   ARTICLE VII
                          SUCCESSOR TO THE ASSOCIATION

      7.1 The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, expressly and unconditionally to assume and agree to perform the Employer's obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

                                  ARTICLE VIII
                       DURATION, AMENDMENT AND TERMINATION

      8.1   Duration

      If a Change in Control has not occurred, this Plan shall expire as of the Expiration Date, unless sooner terminated as provided in Section 8.2 of the Plan, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Association.

      Notwithstanding the foregoing, if a Change in Control occurs this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to a Payment hereunder shall have received such Payments in full.

      8.2   Amendment and Termination

      The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Association, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.



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      8.3   Form of Amendment

      The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Association, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant's rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder.

      8.4   No Attachment

            (a) Except as required by law, no right to receive a Payment under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null, void, and of no effect.

            (b) This Plan shall be binding upon, and inure to the benefit of, Employees and the Association and their respective successors and assigns.

                                   ARTICLE IX
                             LEGAL FEES AND EXPENSES

      9.1 All reasonable legal fees and other expenses paid or incurred by a party hereto pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the prevailing party in any legal judgment, arbitration or settlement.

                                    ARTICLE X
                               REQUIRED PROVISIONS

      10.1 The Employer may terminate an Employee's employment at any time, but any termination by the Employer, other than Termination for Cause, shall not prejudice the Employee's right to compensation or other benefits under this Plan, except as otherwise provided for hereunder. Employee shall not have the right to receive compensation or other benefits for any period after termination which constitutes a Termination for Cause.

      10.2 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(e)(3) or (g)(1), the Association's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.



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      10.3 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(e)(4) or (g)(1), all obligations of the Association under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

      10.4 If the Association is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Association under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

      10.5 All obligations of the Association under this Plan shall be terminated, except to the extent determined that continuation of the plan is necessary for the continued operation of the institution: (i) by the Director of the OTS (or her designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (ii) by the Director of the OTS (or her designee) at the time the Director (or her designee) approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition. Any rights of the Participants that have already vested, however, shall not be affected by such action.

      10.6 Any payments made to Participants pursuant to this Plan, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k), 12 C.F.R. Part 359 and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

                                   ARTICLE XI
                            ADMINISTRATIVE PROVISIONS

      11.1 Plan Administrator. The administrator of the Plan shall be under the supervision of the Board of Directors of the Association or a Committee appointed by the Board of Directors of the Association (the "Board"). It shall be a principal duty of the Board to see that the Plan is carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. The Board will have full power to administer the Plan in all of its details subject, however, to the requirements of ERISA if the Plan is subject to such requirements. For this purpose, the Board's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan: (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; (b) to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan; (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; (d) to compute the amount of a Payment that will be payable to any Participant or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid; (e) to authorize Payments;
(f) to appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and (g) to


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allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA if applicable.

      11.2 Named fiduciary. The Board will be a "named fiduciary" for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all, if any, of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

      11.3  Claims and review procedures.

      (a) Claims procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Board. If any such claim is wholly or partially denied, the Board will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions,
(iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Board (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

      (b) Review procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Board for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Board. The Board will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Board (or within 120 days, if special circumstances require an extension of time for processing the requests such as an election by the Board to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.

      11.4 Nondiscriminatory exercise of authority. Whenever, in the administration of the Plan, any discretionary action by the Board is required, the Board shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.



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      11.5 Indemnification of Board. The Association will indemnify and defend to the fullest extent permitted by law any person serving on the Board or as a member of a committee designated as Board (including any person who formerly served as a Board member or as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys fees and amounts paid in settlement of any claims approved by the Association) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

      11.6 "Plan Year" means the period beginning on the Effective Date and ending on December 31 and the 12 consecutive-month period ending each year thereafter.

      11.7 Benefits solely from general assets. The benefits provided hereunder will be paid solely from the general assets of the Employer. Nothing herein will be construed to require the Employer or the Board to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made.


Having been adopted by its Board of Directors on _____________, 1998, and ratified on __________, 199_, this Plan is executed by its duly authorized officers this ___th day of ________, 199_.


Attest                              SECURITY SAVINGS ASSOCIATION OF
                                    HAZLETON



                                    By:
------------------------------            -------------------------------

-----------------                         -----------------
Secretary                                 President and Chief Executive Officer




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